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                                                                      EXHIBIT 11

                            A.D.A.M. SOFTWARE, INC.

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     MARCH 31,
                                                                                       1996
                                                                                     ---------
Net loss applicable to common stock................................................   $(3,937)
Add: Accretion on convertible preferred stock......................................      (244)
                                                                                     ---------
Adjusted net loss applicable to common stock.......................................   $(4,181)
                                                                                      =======
Weighted average number of common shares and common share equivalents
  outstanding......................................................................     3,673
                                                                                      =======
Net loss per share.................................................................   $ (1.14)
                                                                                      =======

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                            A.D.A.M. SOFTWARE, INC.

                          COMPUTATION OF FULLY-DILUTED
                               EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

Net loss applicable to common stock................................................  $(3,937)
                                                                                     =======
Weighted average number of common shares outstanding during the period.............    3,673
Add: Shares issuable assuming exercise of stock warrants...........................       23
      Shares issuable assuming exercise of stock options...........................      564
Subtract: Shares which would have been purchased with proceeds from exercise of
          such stock options.......................................................     (346)
                                                                                     -------
Weighted average number of common stock and common stock equivalents outstanding...    3,914
Add: Shares issuable assuming conversion of convertible preferred stock............      289
                                                                                     -------
Weighted average number of common shares, common share equivalents and convertible
  shares assuming full dilution....................................................    4,203
                                                                                     =======
Net loss per share assuming full dilution..........................................  $  (.94)
                                                                                     =======

     This calculation is submitted in accordance with the rules and regulations of the Securities and Exchange Commission. Under generally accepted accounting principles this presentation would not be made because it is anti-dilutive.